Exhibit 10.21

SEPARATION AGREEMENT AND RELEASE

THIS SEPARATION AGREEMENT AND RELEASE (the “Agreement”) is entered into by R. Barry Allen, Chief Financial Officer (hereinafter referred to as “Employee”) and HouseValues Inc., its parent, affiliates, subsidiaries, officers, directors, and managers (hereinafter referred to as “HouseValues Inc.” or “Employer”).

RECITALS

A. Employee has been employed by HouseValues Inc. and Employee’s job will be terminated effective as of the date the Company files its Form 10-K for calendar year 2007, which is expected to be on or about March 11, 2008 (the “Termination Date”).

B. HouseValues Inc. wishes to offer Employee a separation package in exchange for the Employee’s agreement clarifying and resolving any disputes that may exist between the Employee and HouseValues Inc. arising out of the employment relationship and the ending of that relationship, and any continuing obligations of the parties to one another following the end of the employment relationship.

C. Each of the undersigned parties to this Agreement has had ample opportunity to review the facts and law relevant to this issue, has consulted fully and freely with competent counsel of its choice if desired, and has entered this Agreement knowingly and intelligently without duress or coercion from any source. Employee has had a reasonable time in which to consider whether he wished to sign this Agreement.

AGREEMENTS

NOW, THEREFORE, in consideration of the foregoing recitals and the mutual promises contained below, it is agreed as follows:

1.	EMPLOYMENT ENDING DATE AND RESPONSIBILITIES, FINAL PAYCHECK

Employee’s employment with HouseValues Inc. will end on the Termination Date. Employee is not expected to have further employment duties to HouseValues Inc.

Employee will be paid his final paycheck through such Termination Date and will also receive a lump sum for any accrued vacation hours through Termination Date, less applicable withholdings on the next regularly scheduled HouseValues payment date.

Employee acknowledges that HouseValues Inc. does not owe him any other compensation, with the exception of any vested distribution for the 401K plan (if applicable) and other payments explicitly set forth in this Agreement.

2.	PAYMENTS AND BENEFITS BY EMPLOYER

In exchange for the promises contained in this Agreement and execution of this Separation Agreement, HouseValues Inc. and Employee agree as follows:

HouseValues will provide Employee six months of base salary in pay period installments coinciding with HouseValues, Inc. standard payroll schedule. In addition, HouseValues shall pay Employee a $40,000 bonus, less applicable withholding, on the first payroll following execution of this Agreement.

Employee and HouseValues agree that (a) of the 150,000 restricted stock units previously granted to Employee, 30,000 shall be treated as vested units as of the Effective Date, in accordance with the terms of such restricted stock units, and (b) all stock options previously granted to Employee shall be cancelled as of the Effective Date and shall not accelerate as provided in the stock option grant relating thereto.

Should Employee elect COBRA by completing the enrollment forms and returning them timely to the healthcare carrier, HouseValues Inc. will pay the first six months of COBRA premiums for Employee and eligible dependents directly on a monthly basis, to the healthcare carrier on Employee’s behalf. Thereafter, Employee will be eligible for continuation of his coverage under the terms and conditions of COBRA, at his own expense. IN ORDER FOR THE PREMIUM TO BE PAID, YOU MUST FIRST ELECT THIS COVERAGE WITHIN THE ELECTION TIMEFRAME THAT WILL BE IDENTIFIED IN THE COBRA ELECTION PAPERWORK THAT WILL BE MAILED TO YOUR HOME ADDRESS BY GREAT-WEST HEALTHCARE WITHIN TWO WEEKS.

While HouseValues Inc. cannot control the decision reached by the Employment Security Department (or other state equivalent) on any application for unemployment compensation benefits, it agrees to respond to any inquiries by confirming that Employee “was laid off for reasons other than misconduct” and will not contest benefits eligibility.

3.	VALID CONSIDERATION

Employee and HouseValues Inc. agree that the offer of severance pay and benefits by HouseValues Inc. to Employee described in the preceding paragraph is offered by HouseValues Inc. solely as consideration for this Agreement. In the event Employee fails to abide by the terms of this Agreement, HouseValues Inc. may elect, at its option and without waiver of other rights or remedies it may have, not to pay or provide any unpaid severance payments, and to seek to recover previously paid severance pay.

4.	RESTRICTED STOCK UNITS AND STOCK OPTIONS

Employee will be entitled to the vested restricted stock units as set forth above, subject to the terms of the 2004 Equity Plan and letter agreement governing such restricted stock units. It is Employee’s responsibility to be aware of, and comply with the conditions of any tax reporting and/or sale of such restricted stock units.

5.	REAFFIRMATION OF CONFIDENTIAL INFORMATION, INVENTIONS, NONSOLICITATION AND NONCOMPETITION AGREEMENT

Employee expressly reaffirms and incorporates herein as part of this Agreement the Confidential Information, Inventions, Nonsolicitation And Noncompetition Agreement, which Employee signed as part of his employment with HouseValues Inc., a copy of which was given to Employee, and which shall remain in full effect.

6.	CONFIDENTIALITY OF SEPARATION AGREEMENT

Employer and Employee acknowledge the requirement for public filing of Employee’s Agreement at the legally specified date for SEC purposes. Employee agrees that he will keep the terms of this Agreement (including, but not limited to, the severance payment) completely confidential until such time as it is made public, and that until public filing, Employee will not disclose any information concerning this Agreement or its terms to anyone other than his spouse or domestic partner, legal counsel, tax advisors, and/or financial advisors, who will be informed of and bound by this confidentiality clause, and except as required by court order. In the event Employee is requested, by court order or any other legal process, to provide information covered by this confidentiality obligation, Employee agrees to immediately notify HouseValues Inc. of any such request.

7.	GENERAL RELEASE OF CLAIMS

Employee expressly waives any claims against HouseValues Inc. (including, for purposes of this paragraph 7, all parents, affiliates, subsidiaries, officers, directors, stockholders, managers, employees, agents, investors, and representatives) and releases HouseValues Inc. from any claims, whether known or unknown, which existed or may have existed at any time up to the date of this Agreement, including claims related in any way to Employee’s employment with HouseValues Inc. or the ending of that relationship. This release includes, but is not limited to, any claims for wages, bonuses, employment benefits, stock options, restricted stock units, or damages of any kind whatsoever, arising out of any common law torts, arising out of any contracts, express or implied, any covenant of good faith and fair dealing, express or implied, any theory of wrongful discharge, any theory of negligence, any theory of retaliation, any theory of discrimination or harassment in any form, any legal restriction on HouseValues Inc.’s right to terminate employees, or any federal, state, or other governmental statute, executive order, or ordinance, including, without limitation, Title VII of the Civil Rights Act of 1964 as amended, the Civil Rights Act of 1991, the Civil Rights Act of 1866, 42 U.S.C. § 1981, the Americans with Disabilities Act, the Age Discrimination in Employment Act, the Older Workers Benefit Protection Act, the Family and Medical Leave Act, the Employee Retirement Income Security Act, the Washington Law Against Discrimination, or any other legal limitation on or regulation of the employment relationship. Employee agrees to indemnify and hold HouseValues Inc. harmless from and against any and all loss, costs, damages, or expenses, including, without limitation, reasonable attorneys’ fees incurred by HouseValues Inc. or arising out of any breach of this Agreement by Employee or resulting from any representation made herein by Employee that was false when made. This waiver and release shall not preclude either party from filing a lawsuit for the exclusive purpose of enforcing its rights under this Agreement and shall not waive or release claims where the events in dispute first arise after the execution of this Agreement.

Employee represents that Employee has not filed any complaints, charges or lawsuits against HouseValues Inc. with any governmental agency or any court, and agrees that Employee will not initiate, assist or encourage any such actions, except as required by law. Employee further agrees that if a commission, agency, or court assumes jurisdiction of such claim, complaint or charge against HouseValues Inc. on behalf of Employee, Employee will request the commission, agency or court to withdraw from the matter.

Employee represents and warrants that he is the sole owner of the actual or alleged claims, rights, causes of action, and other matters which are released herein, that the same have not been assigned, transferred, or disposed of in fact, by operation of law, or in any manner, and that he has the full right and power to grant, execute and deliver the releases, undertakings, and agreements contained herein.

8.	NO ADMISSION OF WRONGDOING

This Agreement shall not be construed as an admission by Employer or Employee of any wrongful act, unlawful discrimination, or breach of contract, and Employer specifically disclaims any liability to or discrimination against Employee or any other person.

9.	NONDISPARAGEMENT

Employee and HouseValues Inc (but, solely with respect to its leadership team) agree to refrain from making any derogatory or disparaging comments to the press or any individual or entity including employees and former employees, regarding the other party, its business or related activities, or the relationship between the parties.

10.	RETURN OF PROPERTY

Employee confirms that Employee has or will immediately, upon the Termination Date, return to Employer all files, memoranda, records, credit cards, pagers, computers, computer files, passwords and pass keys, card keys, or related physical or electronic access devices, and any and all other property received from Employer or any of its current or former employees or generated by Employee in the course of employment.

11.	BREACH OR DEFAULT

In the event of any breach or default under this Agreement by either party, the other party may suffer irreparable damages and have no adequate remedy at law. In the event of any threatened or actual breach or default, the other party shall be entitled to injunctive relief, specific performance and other equitable relief. The rights and remedies of the parties under this paragraph are in addition to, and not in lieu of, any other right or remedy afforded to such party under any other provision of this Agreement, by law, or otherwise. Any party’s failure to enforce this Agreement in the event of one or more events that violate this Agreement shall not constitute a waiver of any right to enforce this Agreement against subsequent violations.

12.	SEVERABILITY

The provisions of this Agreement are severable, and if any part of it is found to be unlawful or unenforceable, the other provisions of this Agreement shall remain fully valid and enforceable to the maximum extent consistent with applicable law.

13.	ENTIRE AGREEMENT

This Agreement, and the Confidential Information, Inventions, Nonsolicitation and Noncompetition Agreement employee signed that is incorporated herein by reference, set forth the entire understanding between Employee and HouseValues Inc. and supersedes any prior agreements or understandings, express or implied, pertaining to the terms of Employee’s employment with HouseValues Inc. and the employment relationship. Employee acknowledges that in executing this Agreement, Employee does not rely upon any representation or statement by any representative of HouseValues Inc. concerning the subject matter of this Agreement, except as expressly set forth in the text of the Agreement. No modification or waiver of this Agreement will be effective unless evidenced in a writing signed by both parties.

14.	GOVERNING LAW

This Agreement will be governed by and construed exclusively in accordance with the laws of the State of Washington without reference to its choice of law principles. Any disputes arising under this Agreement shall be brought in a court of competent jurisdiction in the State of Washington.

15.	KNOWING AND VOLUNTARY AGREEMENT

Employee agrees that Employee has carefully read and fully understands all aspects of this Agreement including the fact that this Agreement releases any claims that Employee might have against Employer. Employee agrees that Employee has not relied upon any representations or statements not set forth herein or made by Employer’s agents or representatives. Finally, Employee agrees that Employee has been advised to consult with an attorney prior to executing the Agreement, and that Employee has either done so or knowingly waived the right to do so, and now enters into this Agreement without duress or coercion from any source.

16.	PERIODS FOR SIGNING AND REVOCATION

Employee acknowledges that he has been provided the opportunity to consider for forty-five (45) days whether to enter this Agreement, has been given the option to sign the Agreement in fewer than 45 days, and has voluntarily chosen to enter the Agreement on this date. Employee may revoke this Agreement for a period of seven (7) days following the execution of this Agreement by sending a written notice to the attention of Human Resources. This Agreement shall become effective following expiration of this seven (7) day period (the “Effective Date”).

17.	OWBPA COMPLIANCE (Applicable to Employees Over Age 40).

Employees who are over age 40 will have an Exhibit A attached to this Agreement which contains the eligibility criteria for inclusion in the severance pay program and a list of the positions (and the ages of the incumbents in those positions) that were affected by this layoff and either eligible or ineligible to receive severance. This attachment has been provided to meet legal requirements under the Older Workers Benefit Protection Act for each employee over age 40 who is part of a group layoff.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the dates indicated below.

HouseValues Inc.

By:	/s/ Ian Morris	/s/ R. Barry Allen
	Ian Morris Chief Executive Officer	R. Barry Allen

Dated:	March 8, 2008	Dated:	March 7, 2008

EXHIBIT A

HouseValues, Inc. is required to provide this information to employees over age 40 pursuant to the Older Workers Benefit Protection Act, 29 U.S.C. § 626(f).

Covered Employees and Eligibility Requirements

The only eligibility requirement for being included in the severance program (the “Program”) is that you were notified on January 23, 2008 that you were selected for layoff.

Time Limits Application to Program

All eligible employees who wish to participate in the Program must sign the Separation and Release Agreement (the “Agreement”) and return it to Jill Maguire-Ward no later than 5:00 p.m. on March 7, 2008. Once an employee has signed the Agreement and returned it to Jill Maguire-Ward, the employee has seven days to revoke the Agreement, after which it will be considered effective if not revoked.

Individuals Eligible and Ineligible for the Program

The following is a list of the job titles and ages of all incumbent employees in the Executive Department who are eligible and ineligible for the Program as of January 23, 2008.

Job Title	Ages of “Eligible” Employees (Laid Off)	Ages of “Ineligible” Employees (not Laid Off)
EVP Operations/CFO	55

Executive Assistant		22

Executive Assistant, Sr.		46

Legal Advisor		47

Office Assistant		22

President & CEO		39

If you have any questions about this Program, please call Jill Maguire-Ward in the Human Resources Department.